Board of Directors
Net Lnnx, Inc.
324 Datura Street, Suite 200
West Palm Beach, FL 33401


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use of our audit report dated March 20, 1998 (and all references to our firm) included in Net Lnnx, Inc.'s Form 10-KSB report for the year ended 1997, which is incorporated by reference in Net Lnnx's Form S-8 dated June 12, 1998.


                                        Sweeney, Gates & Co.


Ft. Lauderdale, FL
June 12, 1998